EXHIBIT 31.2

CHIEF FINANCIAL OFFICER CERTIFICATION

I, Bryan H. Draper, certify that:

1.	I have reviewed this special report pursuant to Rule 15d-2 of the Securities Exchange Act of 1934 of Owens Realty Mortgage, Inc. (the “Registrant”);

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report.

Dated:  March 28, 2013

/s/ Bryan H. Draper
Bryan H. Draper
Chief Financial Officer, Secretary and Treasurer